UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2025

SERITAGE GROWTH PROPERTIES

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 1530
New York, New York	10110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 355-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares of beneficial interest, par value $0.01 per share	SRG	New York Stock Exchange
7.00% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share	SRG-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2025, the Compensation Committee of the Board of Trustees approved amendment 1 to the amended and restated employment offer letter addendum (the “Amendment”) for Eric Dinenberg, the Company’s Chief Operating Officer, that revises the amended and restated employment offer letter addendum approved for Mr. Dinenberg in October 2023 (the “2023 Addendum”). The Amendment revises the retention and compensation structure previously established for Mr. Dinenberg, establishing a six-month retention period, beginning March 16, 2026 (the “Effective Date”) and ending September 15, 2026 (the “Term”), as the Company continues to execute on its plan of sale. The six-month retention period under the Amendment is in lieu of the one-year renewal period Mr. Dinenberg would have otherwise been entitled to had the 2023 Addendum auto-renewed for one year under its terms. The aggregate amount of the compensation and benefits Mr. Dinenberg will receive pursuant to the Amendment, excluding the Additional Bonus (as defined below), is equal to approximately 50% of the amount he would have received had the term under the 2023 Addendum auto-renewed for an additional one-year period beginning on March 16, 2026. Under the terms of the Amendment, Mr. Dinenberg’s employment with the Company will cease upon the expiration of the Term, unless either Mr. Dinenberg and the Company mutually agree to extend the Term or in the case of an earlier termination event, as described below. Prior to the Effective Date, except as otherwise provided in the Amendment, the terms of the 2023 Addendum will continue in full force and effect.

Under the Amendment, Mr. Dinenberg’s annual salary and annual target bonus amount will increase by 5%. Mr. Dinenberg will be entitled to a retention bonus amount of $434,109, with one-third of this amount payable on July 15, 2026, and two-thirds payable on September 15, 2026, subject in each case to Mr. Dinenberg remaining actively employed in good standing with the Company through each respective payment date. Additionally, if Mr. Dinenberg is actively employed in good standing through the end of the Term, Mr. Dinenberg will be entitled to receive a cash bonus in lieu of an equity award in respect of 2026 service in the amount of $173,643 (the “2026 Cash Award”) and a prorated target bonus in the amount of $245,479 (the “Prorated Bonus”) for the period beginning on January 1, 2026 and ending on September 15, 2026.

If, during the Term, the Company executes a definitive agreement entering into a transaction that is (i) a change in the control or ownership of the Company or (ii) a sale of all or substantially all of its assets, and in each case the closing of that transaction occurs prior to or within 12 months following the end of the Term, Mr. Dinenberg will be entitled to receive a bonus of $1,000,000 (the “Additional Bonus”) at the time of the closing of the applicable transaction. The Additional Bonus represents the approximate difference between the payments Mr. Dinenberg would have received had the term under the 2023 Addendum auto-renewed for a full year and the payments (excluding the Additional Bonus) payable to him under the Amendment.

In the event that during the Term Mr. Dinenberg’s employment is terminated by the Company without cause (including due to death or disability) or by Mr. Dinenberg for “good reason” (as defined in the Amendment), subject to Mr. Dinenberg’s delivery of an effective release of claims to the Company, Mr. Dinenberg will be entitled, under the terms of the Amendment, to (a) any unpaid portion of the retention bonus amount scheduled to be paid during the Term, as of the effective date of his termination of employment; (b) an amount equal to Mr. Dinenberg’s annual salary that would have been paid to him for the period beginning on the effective date of his termination of employment and ending on the expiration of the Term; (c) the Prorated Bonus; (d) the 2026 Cash Award; and (e) a lump sum payment equal to one year of base salary under the terms of Mr. Dinenberg’s offer letter.

Additionally, the Board of Trustees extended the term of Matthew Fernand’s employment as the Company’s Chief Legal Officer and Corporate Secretary for an additional one-year term beginning on March 16, 2026, by not issuing a notice of non-renewal under the terms of Mr. Fernand’s amended and restated employment offer letter addendum, which was previously approved in October 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SERITAGE GROWTH PROPERTIES

Date: November 28, 2025	By:	/s/ Matthew Fernand
Matthew Fernand Chief Legal Officer and Corporate Secretary